                                                                       EXHIBIT 9


                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 11, 1999, among UNIMED PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), SOLVAY PHARMACEUTICALS, INC., a Georgia corporation ("Purchaser"), and Utah Acquisition Corporation, a Delaware corporation directly or indirectly wholly owned by the Purchaser ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."


                                    RECITALS

         WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:


                                    ARTICLE I

                                The Tender Offer

         1.1. Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto shall have occurred or be existing and the other conditions to the Offer specified in Annex A shall have been satisfied (such conditions, together with the nonoccurrence of such events, the "Offer Conditions"), within five business days after the public announcement by Purchaser of this Agreement, Purchaser shall cause Merger Sub to commence a tender offer (the "Offer") for all of the outstanding shares of Common Stock, par value $.25 per
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share, of the Company, including the associated Rights (as defined in Section
6.1(b)) (together, the "Shares") at a price of $12.00 per Share in cash, net to the seller (but subject to any applicable Tax (as defined in Section 6.1(o)) withholdings) (the "Merger Consideration"), subject only to the Offer Conditions, and to comply with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"). The initial expiration date of the Offer (the "Initial Expiration Date") shall be the date that is twenty business days from the date (the "Commencement Date") the Offer Documents (as hereinafter defined) are first filed with the Securities and Exchange Commission (the "SEC"), including the Commencement Date as the first business day of such period. Merger Sub shall not, without the prior written consent of the Company, decrease the price per Share offered in the Offer, change the form of consideration offered or payable in the Offer, decrease the number of Shares sought in the Offer, change the conditions to the Offer in any manner adverse to the holders of Shares, impose conditions to the Offer in addition to the Offer Conditions, amend any term of the Offer in any manner adverse to the holders of Shares or waive the Minimum Condition (as defined in Annex A). Purchaser and Merger Sub expressly reserve the right, in their sole discretion, to waive any condition (other than the Minimum Condition, as defined in the Offer Conditions). It is agreed that the terms and conditions set forth in the Offer, including but not limited to the Offer Conditions, are for the benefit of Purchaser and Merger Sub and may be asserted by Purchaser and Merger Sub regardless of the circumstances giving rise to any such condition.

         (b) The Company hereby approves of and consents to the Offer and represents and warrants that: (i) its Board of Directors, at a meeting duly called and held on June 4, 1999, has unanimously (A) determined that this Agreement and the transactions contemplated by this Agreement, including each of the Offer and the Merger (as defined in Section 2.1), are fair to and in the best interests of the holders of Shares, (B) approved this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, and (C) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and approve this Agreement and the transactions contemplated hereby; and (ii) Hambrecht & Quist LLC and Duff & Phelps, LLC (collectively, the "Financial Advisors") have delivered


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to the Board of Directors of the Company their respective written opinions that the consideration to be received by holders of Shares, other than Purchaser and Merger Sub, pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents (as defined in Section 1.1(c)) of the recommendations of the Company's Board of Directors described herein.

         (c) As soon as reasonably practicable on the date the Offer is commenced, Purchaser shall file a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer with the SEC. The Schedule 14D-1 shall contain an Offer to Purchase and forms of the related letter of transmittal and other related documents (which Schedule 14D-1, Offer to Purchase, letter of transmittal and other related documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Company's Board of Directors shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") to be filed by the Company with the SEC on the date the Offer is commenced; provided, however, that if the Company's Board of Directors determines consistent with its fiduciary duties to amend or withdraw such recommendation, such amendment or withdrawal shall not constitute a breach of this Agreement. Purchaser agrees, as to the Offer Documents, and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Exchange Act and other applicable laws. The Company and its counsel, as to the Offer Documents, and Purchaser and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC. Purchaser, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents or the Schedule 14D-9 that shall have become false or misleading in any material respect, and Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, further agree to take all steps necessary to cause the Offer Documents and the
Schedule 14D-9, as the case may be, as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

         (d) In connection with the Offer, the Company will cause its transfer agent to furnish to Merger Sub,


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promptly following the date of this Agreement, a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.


                                   ARTICLE II

                       The Merger; Closing; Effective Time

         2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

         2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 a.m. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

         2.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article IX hereof, the Company and Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be


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executed and filed with the Secretary of State of Delaware as provided in
Section 251 of the DGCL. The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."


                                   ARTICLE III

                     Certificate of Incorporation and Bylaws
                          of the Surviving Corporation

         3.1. The Certificate of Incorporation. The Restated Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, except that the first sentence of Article Fourth of the Certificate shall be amended to read in its entirety as follows:

                  "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.25 per share."

         3.2. The Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.


                                   ARTICLE IV

                             Officers and Directors
                          of the Surviving Corporation

         4.1. Officers and Directors. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.


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         4.2. Boards of Directors; Committees. If requested by Purchaser, the
Company will, subject to compliance with applicable law and promptly following the purchase by Merger Sub of such number of Shares pursuant to the Offer as satisfies the Minimum Condition, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals not less than the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Sub or any affiliate of Merger Sub bears to the total number of Shares then outstanding. In furtherance thereof, the Company will increase the size of the Board, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Company's Board of Directors; provided that at all times prior to the Effective Time, the Company's Board of Directors shall consist of at least two members who are neither officers nor employees of Purchaser. At such time, the Company, if so requested, will use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case, to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.2 and shall include in the Schedule 14D-9, or in a separate Rule 14f-1 information statement provided to stockholders, such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 4.2. Purchaser and Merger Sub will supply to the Company and will be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

         4.3. Actions by Directors. Notwithstanding anything in this Agreement to the contrary, in the event that Purchaser's designees are elected to the Board of Directors of the Company after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective


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Time, the affirmative vote of at least a majority of the directors of the
Company who are neither officers nor employees of Purchaser shall be required to
(a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Purchaser's and Merger Sub's respective obligations hereunder, or
(d) take any other action by the Company's Board of Directors under or in connection with this Agreement that would adversely affect the ability of the stockholders of the Company to receive the Merger Consideration.


                                    ARTICLE V

                Conversion or Cancellation of Shares in the Merger

         5.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

         (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other direct or indirect subsidiary of Purchaser (collectively, the "Purchaser Companies") or Shares that are held by stock-holders ("Dissenting Stockholders") exercising appraisal rights pursuant to
Section 262 of the DGCL) (collectively, "Excluded Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the Merger Consideration, or such greater amount per Share as may be paid pursuant to the Offer. At the Effective Time, all Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.


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         (b) At the Effective Time, each Share issued and outstanding at the
Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

         (c) At the Effective Time, each share of Common Stock, par value $.25 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation.

         5.2. Payment for Shares. Immediately prior to the Effective Time, Purchaser shall provide or cause to be provided to the paying agent appointed by Purchaser within 21 calendar days following the date of this Agreement with the Company's prior approval, which approval shall not be unreasonably withheld or delayed (the "Paying Agent"), for the benefit of the holders of Shares, amounts in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof (such cash being referred to as the "Exchange Fund") to holders of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of Shares a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in an amount equal to (after giving effect to any required tax withholdings) the Merger Consideration multiplied by the number of Shares formerly represented by such certificate. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered,


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it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Following the ninetieth calendar day following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) provided to the Paying Agent that has not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof for payment of the Merger Consideration payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

         5.3. Dissenters' Rights. Shares that immediately prior to the Effective Time are held by Dissenting Stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares") shall, if required by the DGCL, but only to the extent required thereby, not be converted into the right to receive the Merger Consideration, but such Dissenting Stockholders shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such Dissenting Stockholder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such Dissenting Stockholder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall no longer be Dissenting Shares. The Company shall give the Purchaser, Merger Sub and the Paying Agent prompt notice of any claim by a Dissenting Stockholder for payment of fair value for


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Dissenting Shares as provided in Section 262 of the DGCL and shall permit
Purchaser to participate in all negotiations and proceedings with respect to any such claims. Prior to the Effective Time, the Company will not, except with the prior written consent of Purchaser and Merger Sub, make any payments with respect to, or settle or offer to settle, any such demands.

         5.4. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company at or after the Effective Time. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

         5.5. Adjustments to Prevent Dilution. In the event that on or after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, then the Merger Consideration shall be proportionately adjusted.

         5.6. Treatment of Warrants. The Warrants (as such term is defined in Section 6.1(b)) shall be treated as set forth in Section 7.11.


                                   ARTICLE VI

                         Representations and Warranties

         6.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser and Merger Sub that:

         (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries (as defined in Section 10.11) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any


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failure to be so organized, existing, in good standing or to have such power and authority that, when taken together with all such other failures, is not reasonably likely to impair the Company's or any such subsidiary's ability to conduct its business substantially as heretofore conducted. The Company has made available to Purchaser a complete and correct copy of the Certificate and the Company's bylaws, each as currently in effect. The Certificate and bylaws so delivered are in full force and effect. Except as set forth in Schedule 6.1(a), the Company, directly or indirectly, has not previously had, does not currently have, and prior to the Effective Time will not have, any subsidiaries and has not previously owned, does not currently own, and prior to the Effective Time will not own, an equity or other interest in any other person or entity. Except as described in Schedule 6.1(a), neither the Company nor any of its subsidiaries has any offices, owns or leases any property or conducts, directly or indirectly, any business or operations outside the United States of America.

         (b) Authorized Capital. The authorized capital stock of the Company consists of 30,000,000 Shares, of which 9,191,538 Shares were outstanding on the date of this Agreement. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares of capital stock reserved for issuance or subject to issuance, except that 1,100,144 Shares are reserved for issuance pursuant to the Company's 1991 Stock Option Plan, as amended, and 358,500 Shares are reserved for issuance pursuant to the Company's 1998 Long-Term Incentive Plan (together, the "Stock Plans"), 200,000 Shares are reserved for issuance pursuant to a letter agreement, dated August 7, 1992, between the Company and Dr. John N. Kapoor, 72,550 Shares are reserved for issuance pursuant to the Stock and Warrant Agreement, dated as of August 11, 1995, between the Company and Laboratories Besins Iscovesco, S.A. and the related Warrant, and 140,000 Shares are reserved for issuance pursuant to the Share Purchase Warrant granted by the Company to Sunrise Securities Corp., dated as of February 29, 1996 (the warrants granted pursuant to such warrant agreements being collectively referred to as the "Warrants"), and certain Shares are reserved for issuance solely upon exercise of the rights (the "Rights") pursuant to the Rights Agreement, dated as of June 16, 1997, between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"). Each of the outstanding shares of capital stock of each of the Company's


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subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above or in Schedule 6.1(b), there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. Immediately prior to the consummation of each of the Offer and the Merger, no Shares or any other securities of the Company will be subject to issuance pursuant to the Rights Agreement and neither Purchaser nor Merger Sub will be deemed an Acquiring Person (as such term is defined in the Rights Agreement) as a result of any of the transactions contemplated by this Agreement, no Distribution Date, Stock Acquisition Date, Triggering Event, Section 11(a)(ii) Event or Section 13 Event (as such terms are defined in the Rights Agreement) shall have occurred as a result of any of the transactions contemplated by this Agreement and, at or after the Effective Time, neither the Surviving Corporation, Merger Sub nor the Purchaser will have any obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation or the Purchaser pursuant to any Compensation and Benefit Plan referred to in Section 6.1(i).

         (c) Corporate Authority. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or to general equity principles.

         (d) Governmental Filings; No Violations. (i) Other than the filings required pursuant to Section 2.3, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and filings required under the Exchange Act (collectively, the


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"Regulatory Approvals"), no notices, reports or other filings are required to be made by the Company or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its subsidiaries from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign
("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, the failure to make or obtain any or all of which is reasonably likely to have a material adverse effect on the business, properties, results of operations or financial condition of the Company and its subsidiaries, taken as a whole (any such material adverse effect, a "Material Adverse Effect"), or is reasonably likely to prevent, materially delay or materially burden the transactions contemplated by this Agreement or impair the ability of Purchaser, Merger Sub, the Company or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted.

         (ii) Except as set forth in Schedule 6.1(d)(ii), the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Certificate or the Company's bylaws, (B) a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Compensation and Benefit Plans (as defined in Section 6.1(i)) or any grant or award made under any of the foregoing, (C) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, permit, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (C) or (D) above, for such breaches, violations, defaults, accelerations or


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changes that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect and are not reasonably likely to prevent, materially delay or materially burden the transactions contemplated by this Agreement or impair the ability of Purchaser, Merger Sub, the Company or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. Schedule 6.1(d)(ii) sets forth a list of each consent required to be obtained prior to consummation of the transactions contemplated by this Agreement pursuant to any material Contract of the Company or any of its subsidiaries (whether or not subject to the exception set forth with respect to clause (C) above). The Company will use its best efforts to obtain the consents referred to in Schedule 6.1(d)(ii).

         (iii) Except as set forth in Schedule 6.1(d)(iii), there are no Contracts, arrangements or understandings between the Company or any subsidiary of the Company, on the one hand, and any director, officer, affiliate of the Company, subsidiary of the Company or any of their respective family members or affiliates, on the other hand.

         (e) Company Reports; Financial Statements. The Company has made all filings required to be made with the SEC since January 1, 1995 (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports") and the Company has delivered to Purchaser each registration statement, schedule, report, proxy statement or information statement prepared by it since December 31, 1998 (the "Audit Date"), including, without limitation,
(i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999, (iii) a Current Report on Form 8-K dated February 19, 1999, (iv) a definitive proxy statement on Schedule 14A dated April 2, 1999 and (v) a Registration Statement on Form S-8 dated June 1, 1999, each in the form (including exhibits and any amendments thereto) filed with the SEC. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of operations, stockholders' equity, and cash flows and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings, stockholders' equity, cash flows and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments, which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports specifically recited above, the Company has not, on or prior to the date hereof, filed any other definitive reports or statements with the SEC since the Audit Date. The Company will, as promptly as is practicable, provide Purchaser with current draft versions of any filings to be made by the Company subsequent to the date hereof pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, or the Exchange Act, including any documents incorporated therein by reference, promptly after preparation of such draft.

         (f) Assets. Except as set forth in Schedule 6.1(f), and with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, each of the Company and its subsidiaries has good and valid title to, or a valid lease interest or right to use, all tangible and intangible property and assets used by it in the conduct of its business (the "Assets"), in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, restrictions or encumbrances of any kind and there has not previously been, does not currently exist, and prior or subsequent to the Effective Time will not be, any impairment of any kind with respect to the continued use and operation of the Assets in the conduct of the business of the Company and its subsidiaries as presently conducted.

         (g) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, since the Audit Date, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any material adverse change in the business, properties, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or any development or combination of developments that is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its subsidiaries; (iii) any change by the Company in accounting principles, practices or methods that is not required by GAAP; or (iv) any amendment, interpretation or announcement (whether or not written) relating to any Compensation and Benefit Plan (as defined in Section 6.1(i)), or any change in participation or coverage thereunder that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the twelve months ended on the Audit Date. Since the Audit Date, except as provided for herein or as disclosed in Schedule 6.1(g) or the Company Reports filed with the SEC prior to the date hereof and other than in the ordinary course, there has not been any increase in the compensation payable or that could become payable by the Company or any of its subsidiaries to their respective officers or employees, or any amendment of any Compensation and Benefit Plans (as defined in Section 6.1 (i)). Since April 29, 1999, neither the Company nor any of its subsidiaries has issued to any director, officer or employee of the Company or any of its subsidiaries any options, warrants, rights or convertible securities relating to the issued or unissued capital stock of the Company.

         (h) Litigation and Liabilities. Except as set forth in Schedule 6.1(h), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company's chief executive officer and the executive officers of the Company who report, directly or indirectly, to the Company's chief executive officer (such chief executive officer and such executive officers collectively, the "Executive Officers"), threatened against the Company or any of its subsidiaries (including, but not limited to, actions, suits, claims, hearings, investigations or proceedings relating to defects or alleged defects in the formulation or manufacture of products manufactured, distributed or sold by the Company or any of its subsidiaries) or
(ii) except as set forth in the financial statements included in or incorporated by reference into the Company Reports filed prior to the date hereof (including the notes thereto), obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as defined in Section 6.1(n)), or any other facts or circumstances of which the Executive Officers are aware that could result in any claims against or obligations or liabilities of the Company or any of its subsidiaries (including, but not limited to, obligations or liabilities relating to defects or alleged defects in the formulation or manufacture of products manufactured, distributed or sold by the Company), that, individually or in the aggregate, in the case of clause (i) or (ii) above, are reasonably likely to have a Material Adverse Effect.

         (i) Employee Benefits.

         (i) Schedule 6.1(i)(i) sets forth all incentive, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option and other stock based plans, all employment or severance agreements, plans, policies or arrangements, other employee benefit plans and any applicable "change of control" or similar provisions in any plan, agreement, policy or arrangement that covers current or former employees, officers or directors of the Company and its subsidiaries (the "Compensation and Benefit Plans"). The Compensation and Benefit Plans and all other benefit plans, agreements, policies or arrangements covering current or former employees, officers or directors of the Company and its subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in
Schedule 6.1(i)(i). True and complete copies of all Compensation and Benefit Plans and such other benefit plans, agreements, policies or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been provided or made available to Purchaser.

         (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Sections 3(37) of ERISA, covering Employees and maintained in the United States (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Executive Officers, threatened, litigation relating to the Plans. Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

         (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (iv) All contributions required to be made under the terms of any Plan have been timely made or accrued on the Company's financial statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its subsidiaries has provided or is required to provide security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (v) Under each Pension Plan that is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. The withdrawal liability of the Company and its subsidiaries under each Compensation and Benefit Plan that is a multiemployer plan to which the Company, its subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

         (vi) Except as set forth in Schedule 6.1(i)(vi), neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any Plan. Except as set forth in Schedule 6.1(i)(vi), the Company may amend or terminate any such Plan at any time without incurring any liability thereunder.

         (vii) Except as set forth in Schedule 6.1(i)(vii), the consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or
(z) result in payments under any of the Plans that would not be deductible under
Section 162(m) or Section 280G of the Code.

         (j) Compliance. Except as set forth in Schedule 6.1(j), neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect and are not reasonably likely to prevent, materially delay or materially burden the transactions contemplated by this Agreement or impair the ability of Purchaser, Merger Sub, the Company or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted.

         (k) Brokers and Finders. None of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that the Company has employed the Financial Advisors as its financial advisors, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

         (l) Other Actions. The Company has taken all necessary action to provide that the execution of this Agreement and the consummation of the transactions contemplated hereby will not cause (i) Merger Sub and/or the Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or
(ii) a Distribution Date, a Stock Acquisition Date, a Triggering Event, a
Section 11(a)(ii) Event or a Section 13 Event (as such terms are defined in the Rights Agreement) to occur irrespective of the number of Shares acquired pursuant to the Offer.

         (m) Takeover Statutes. The Board of Directors of the Company has taken all necessary action to approve the transactions contemplated by this Agreement such that the restrictions under Section 203 of the DGCL shall not apply to such transactions. No other "fair price", "moratorium",

"control share acquisition" or other similar antitakeover statute or regulation (each a "Takeover Statute") is applicable to the Company, the Shares, the Offer, the Merger or the transactions contemplated thereby or hereby.

         (n) Environmental Matters. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect: (i) the Company and its subsidiaries have complied at all times with all applicable Environmental Laws; (ii) to the knowledge of the Executive Officers, no property currently or formerly owned or operated by the Company or any of its subsidiaries (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance; (iii) neither the Company nor any of its subsidiaries is subject to any liability for Hazardous Substance disposal or contamination on any third party property; (iv) neither the Company nor any of its subsidiaries is subject to liability for any release or threat of release of any Hazardous Substance; (v) neither the Company nor any of its subsidiaries has received any notice, demand, letter, claim or request for information alleging that it may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (vii) to the knowledge of the Executive Officers, none of the properties of the Company or any of its subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (viii) there are no other circumstances or conditions involving the Company or any of its subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; and (ix) the Company has delivered to Purchaser copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or any of its subsidiaries or any of their current or former properties or operations.

         "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any hazardous, toxic or harmful substance, pollutant, contaminant, waste or petroleum compound or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any hazardous, toxic or harmful substance, pollutant, contaminant, waste or petroleum compound. "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

         (o) Tax Matters. The Company and each of its subsidiaries, and any consolidated, combined or unitary group for tax purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed (giving effect to any extensions) all Tax Returns required to be filed by it in the manner provided by law. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its subsidiaries have paid all Taxes due or required to be withheld from amounts owing to any employee, creditor or third party or have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Except as has been disclosed to Purchaser in Schedule 6.1(o): (i) no material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; (ii) no audit, examination, investigation or other proceeding in respect of Taxes is pending or, to the knowledge of the Executive Officers, threatened or being conducted by a Tax authority; (iii) all United States federal income and employment Tax Returns of the Company or any of its subsidiaries have been examined by the Internal Revenue Service and no material issues have been raised by the relevant Tax authority in connection with any examination of the Tax Returns filed by the Company or any of its subsidiaries; (iv) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect; (v) neither the Company nor any of its subsidiaries is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement; (vi) no power of attorney has been granted by or with respect to the Company or any of its subsidiaries with respect to any matter relating to Taxes; (vii) neither the Company nor any of its subsidiaries is a party to any agreement, plan, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (viii) neither the Company nor any of its subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation
Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19; and (ix) the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

         (p) Certain Regulatory Matters. (i) Schedule 6.1(p) excludes items relating to the product known as Cryptaz (nitazoxanide) but otherwise sets forth a complete and accurate list for the last five years, of (A) all Regulatory Letters (as defined below), Notices of Adverse Findings, Section 305 notices and similar letters or notices issued by the Food and Drug Administration (the "FDA") or any other Governmental Entity that is concerned with the safety, efficacy, reliability, quality, identity, strength or purity or storage, labelling, packaging or manufacturing of the pharmaceutical products sold or developed by the Company or its subsidiaries (any such Governmental Entity, a

"Pharmaceutical Regulatory Agency") to the Company or any of its subsidiaries;
(B) all United States Pharmacopoeia product problem reporting program complaints or reports, MedWatch form FDA-3500A, form FDA-1639 or form CIOMS I filed by the Company or any of its subsidiaries, which complaints or reports pertain to any incident involving death or serious injury, and for which incident there has been (I) a notice or follow-up inquiry to the Company or any of its subsidiaries by the FDA, (II) a litigation or arbitration claim or cause of action commenced, or (III) a notice to any insurance carrier of the Company or any of its subsidiaries tendering the defense or giving any notice of a possible or actual claim against the Company or any such subsidiary; (C) all product recalls and safety alerts conducted by or issued to the Company or any of its subsidiaries and any requests from the FDA or any other Pharmaceutical Regulatory Agency requesting the Company or any of its subsidiaries to cease to investigate, test, develop or market any product; (D) any civil penalty actions begun by the FDA or any other Pharmaceutical Regulatory Agency against the Company or any of its subsidiaries and all consent decrees and all documents relating to the negotiation of and compliance with such consent decree issued with respect to the Company or any of its subsidiaries; and (E) any other written communications between the Company or any of its subsidiaries, on the one hand, and the FDA or any other Pharmaceutical Regulatory Agency, on the other hand, that describe matters that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the sales or revenues attributable to, or the development of, any product or product line of the Company or any of its subsidiaries, or discuss material issues concerning the quality, identity, strength, purity, reliability, safety or efficacy of any such product or product line. The Company has made available to Purchaser copies of all documents referred to in Schedule 6.1(p) as well as copies of all complaints and other information required to be maintained by the Company pursuant to the United States Food, Drug and Cosmetic Act, Prescription Drug Marketing Act and Comprehensive Drug Abuse Prevention and Control Act of 1970. For purposes of this subparagraph (i), "Regulatory Letter" means a letter characterized by the FDA as a warning letter, a notice of adverse finding or a similar letter or report in which the FDA or any other Pharmaceutical Regulatory Agency expresses the opinion that violations of law have occurred. To the knowledge of the Executive Officers, there are no preclinical, clinical or other information with respect to products the Company or any of its subsidiaries owns, markets or is developing that suggests any quality, identity, stability, toxicity, strength, purity, reliability, safety, efficacy or data integrity concerns that are reasonably likely, individually or in the aggregate, to have a material adverse effect upon the Company's or any subsidiary's right or ability to own, market or develop any such product.

         (ii) Except to the extent that such items are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and are not reasonably likely to result in the entry or filing of any material injunction or criminal action or proceeding against or involving the Company or any of its subsidiaries and would not require that officers of the Company, any of its subsidiaries or Purchaser be added as a named individual party to the consent decree to which the Company or any of its subsidiaries is presently subject: (A) each of the Company, any of its subsidiaries and each Contract Manufacturer (as defined below) has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, all Pharmaceutical Regulatory Agencies pursuant to applicable requirements of all FDA rules, regulations and consent decrees, and all applicable state and foreign laws, rules and regulations applicable to the Company or any of its subsidiaries or any Contract Manufacturer; (B) all representations made by the Company or any of its subsidiaries in connection with any such consents, approvals, certifications, authorizations, permits, filings and notifications were true and correct in all material respects at the time such representations and warranties were made, and the Company's products and the products of the Company's subsidiaries, comply with, and perform in accordance with the specifications described in, such representations; (C) the Company and the Company's subsidiaries and their respective products and all of the facilities and entities that evaluate, test, process, develop or manufacture such products, including, but not limited to, any third party hired by the Company or any of its subsidiaries to manufacture, evaluate, test, develop, process, package or store any of the Company's products or products of any of the Company's subsidiaries (each a "Contract Manufacturer"), are in compliance with all applicable FDA rules, regulations and consent decrees, and all applicable state and foreign laws, rules and regulations (including Good Laboratory Practices, Good Clinical

Practices and Current Good Manufacturing Practices) relating to pharmaceutical laboratories, clinical studies, manufacturers and distributors or otherwise applicable to the Company's or the Company's subsidiaries' businesses; (D) the Company has no reason to believe that any of the consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it or any of its subsidiaries or any Contract Manufacturer has received or made to operate their respective businesses have been or are being revoked or challenged; and (E) there are no investigations or inquiries pending or threatened relating to the Company's or any of the Company's subsidiaries' or any Contract Manufacturer's businesses or operations or the Company's or any of the Company's subsidiaries' or any Contract Manufacturer's compliance with applicable laws and regulations relating to its businesses or operations and the Executive Officers are not aware of any facts or conditions likely to result in such investigations or inquiries.

         (q) Intellectual Property.

         (i) The Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, technology, and know-how, each of which is listed in Schedule 6.1(q)(i), and tangible and intangible proprietary information or materials that are used or held for use in the business of the Company or any of its subsidiaries as currently conducted, and all patents and trademarks held and used in the business currently conducted by the Company or any of its subsidiaries are valid and subsisting.

         (ii) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all trade names, service marks, copyrights (and applications therefor), computer software and applications, each of which is listed in Schedule 6.1(q)(ii), and all trade names, service marks and copyrights held and used in the business currently conducted by the Company or any of its subsidiaries are valid and subsisting.

         (iii) Neither the Company nor any of its subsidiaries is, nor will the Company or any of its subsidiaries be as a result of the execution, delivery or performance of this Agreement by the Company or the Purchaser, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries is authorized to use any third-party patents, trademarks, service marks or copyrights ("Third-Party Intellectual Property Rights").

         (iv) No claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trademarks, trade names, and any applications therefor owned by the Company or any of its subsidiaries (the "Company Intellectual Property Rights"); (B) any trade secret material to the Company or any of its subsidiaries; or (C) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Executive Officers, threatened by any person or entity.

         (v) The Executive Officers do not know of any valid grounds for any bona fide claims (A) to the effect that the use, sale or licensing of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (B) against the use by the Company or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, priority, scope, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company or any of its subsidiaries; or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its subsidiaries.

         (vi) To the knowledge of the Executive Officers, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries.

         (vii) The Company and its subsidiaries have taken reasonable measures to maintain the confidentiality of the processes and formulae, research and development results and other know-how of the Company and its subsidiaries, the value of which to the Company and its subsidiaries is contingent upon maintenance of the confidentiality thereof.

         (viii) The Company and/or each of its subsidiaries has filed for, and, through the Effective Time, will continue to file for, any extensions on its Company Intellectual Property Rights, including, but not limited to, any patent term extensions under the Drug Price Competition and Patent Term Restoration Act of 1984, the Generic Animal Drug and Patent Term Restoration Act of 1984 or 35 U.S.C. Section 154.

         (ix) All application and registration fees on any Company Intellectual Property, including any maintenance fees, are fully paid and current.

         (r) Year 2000 Compliance. Other than the actions summarized in Schedule 6.1(r), which actions remain to be taken by the Company and its subsidiaries as of the date of this Agreement, the Company and its subsidiaries have taken all action reasonably necessary to ensure that all computer systems used by the Company and its subsidiaries recognize, record, store, process and present calendar dates falling on or after January 1, 2000 and that the operation and functionality of such computer systems will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000. The aggregate expense to be incurred by the Company and its subsidiaries in connection with the actions summarized on Schedule 6.1(r) is not reasonably likely to exceed $100,000.

         6.2. Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to the Company that:

         (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.25 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Purchaser, and there are (i) no other shares of capital stock or voting securities of Merger Sub authorized, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger

Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub other than as set forth in Section 5.1(c). Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement.

         (b) Corporate Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite corporate power and authority to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure to be so organized, existing, in good standing or to have such power and authority or to so qualify, that, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the business, properties, results of operations or financial condition of Purchaser and its subsidiaries, taken as a whole.

         (c) Corporate Authority. Purchaser and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or to general equity principles.

         (d) Governmental Filings; No Violations. (i) Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

                  (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the transactions contemplated by this Agreement will not, constitute or result in
(i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Purchaser or Merger Sub or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or Merger Sub is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations that, alone or in the aggregate, could not prevent or materially delay the transactions contemplated by this Agreement.

                  (e) Funds. Purchaser has or will have the funds necessary to consummate the transactions contemplated by this Agreement.


                                   ARTICLE VII

                                    Covenants

                  7.1. Interim Operations of the Company. The Company covenants and agrees, as to itself and its subsidiaries, that, prior to the Effective Time (unless Purchaser shall otherwise consent in writing and except as otherwise permitted by this Agreement):

                  (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

                  (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock or other securities owned by it or permit any of its subsidiaries to sell, pledge or agree to sell or pledge any stock or other securities owned by such subsidiary; (ii) amend the Certificate or its bylaws or amend, modify or terminate the Rights Agreement, or redeem the Rights issued pursuant thereto; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

                  (c) neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company, its subsidiaries or any other property or assets other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans and shares issuable pursuant to the Warrants; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company or any of its subsidiaries or (iv) authorize capital expenditures in excess of $50,000 individually or $100,000 in the aggregate or make any acquisition of (by merger, consolidation or acquisition of stock or assets), or any investment in, assets or stock of any other person or entity (other than acquisitions of assets in the ordinary course of business consistent with past practice);

                  (d) neither the Company nor any of its subsidiaries shall grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any such subsidiary; and neither the Company nor any of its subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend, any Compensation and Benefit Plan (or any trust or fund thereunder);

                (e) neither the Company nor any of its subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business and with the consent of Purchaser, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

                (f) neither the Company nor any of its subsidiaries shall make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, except in the ordinary and usual course of business;

                (g) except as may be required as a result of a change in law or in generally accepted accounting principles, neither the Company nor any of its subsidiaries shall change any of the accounting practices or principles used by it;

                (h) neither the Company nor any of its subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company (other than the Merger and other than in compliance with Section 9.4(a)); and

                (i) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing or take any action that would knowingly cause any of the representations or warranties of the Company contained in this Agreement to be untrue or incorrect or would result in any of the Offer Conditions set forth in Annex A hereto not being satisfied.

                7.2. Acquisition Proposals. The Company, its subsidiaries and its and their respective officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 9.9% of the equity interest in, the Company or any of its subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any of its subsidiaries or any division of the Company or any of its subsidiaries (an "Acquisition Transaction"). Except as set forth in this Section 7.2, neither the Company nor any of its subsidiaries or any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or data to, or have any discussions with, any corporation, partnership, person or other entity or group (as described in Section 13(d)(3) of the Exchange Act) other than Purchaser and Merger Sub, any affiliate or associate of Purchaser and Merger Sub or any designees of Purchaser and Merger Sub with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal") or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either the Company or any of its representatives or the Board of Directors of the Company from (A) complying with Rule 14e-2 promulgated under the Exchange Act with respect to a bona fide written Acquisition Proposal received by the Company on or following the date of this Agreement; (B) providing information in response to a written request therefor by a person or entity which has made a bona fide written Acquisition Proposal received by the Company on or following the date of this Agreement that was not solicited by the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company); or (C) engaging in any negotiations or discussions with any person or entity that has made such an Acquisition Proposal concerning such Acquisition Proposal; or (D) subject to complying with Section 9.4(a), authorizing the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a Superior Proposal (as defined below), if, and only to the extent that, (I) in each such case referred to in clause (B), (C) or
(D) above, the Board of Directors of the Company determines (x) based upon the written, reasoned advice of outside legal counsel to the Company to such effect, that the failure to take such action is likely to constitute a breach of the Company's directors' fiduciary duties under applicable law, and (y) based upon the written advice of financial advisors to the Company to the effect that the person or entity making such Acquisition Proposal has the financial ability to consummate such Acquisition Proposal and such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such Acquisition Proposal as to which both of the determinations referred to in subclauses (x) and (y) of this clause (I) have been made being referred to in this Agreement as a "Superior Proposal"), and
(II) the Board of Directors of the Company receives from the person or entity making such bona fide written Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) (A) no less favorable to the Company, and (B) no less restrictive to the person or entity making such bona fide written Acquisition Proposal than those contained in the Mutual Confidentiality Agreement, effective as of March 4, 1999 (the "Confidentiality Agreement"), between the Company and Purchaser. Notwithstanding the proviso to the immediately preceding sentence,
(i) no Acquisition Proposal received by the Company on or prior to the date of this Agreement shall be deemed a Superior Proposal unless the purchase price for the Shares to be paid pursuant to any such Acquisition Proposal has been increased by more than a de minimis amount after the date hereof, and (ii) no Acquisition Proposal received by the Company following the date of this Agreement shall be deemed to have been solicited by the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company) solely by virtue of either or both of the facts that the person or entity making such Acquisition Proposal made an Acquisition Proposal prior to the date of this Agreement (any such Acquisition Proposal made prior to the date of this Agreement, a "Prior Proposal") or the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker or attorney retained by the Company) solicited such

Acquisition Proposal prior to the date of this Agreement. Schedule 7.2 sets forth a list of each person or entity which made a Prior Proposal within three months prior to the date of this Agreement. The Company will notify Purchaser within 48 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Company and shall in such notice indicate the identity of the offeror and the terms and conditions of any such proposal and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of such proposals, providing copies to Purchaser of any Acquisition Proposals made in writing. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and which relates to an Acquisition Proposal or potential Acquisition Proposal. The Company will take the necessary steps to inform the individuals or entities referred to in the first sentence of this
Section 7.2 of the obligations undertaken in this Section 7.2. The Company also will promptly request each person or entity that has heretofore executed a confidentiality agreement in connection with an Acquisition Proposal or potential Acquisition Proposal to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company or any of its subsidiaries.

                7.3. Meetings of the Company's Stockholders. (a) If required to consummate the Merger, the Company will take, consistent with applicable law, the Certificate and the Company's bylaws, all action necessary to convene a meeting of holders of Shares as promptly as practicable following the purchase of Shares pursuant to the Offer to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company's stockholders all of the Shares then owned by the Purchaser Companies will be voted in favor of this Agreement. The Company's proxy or information statement with respect to such meeting of stockholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with Purchaser and its counsel.

                (b) Notwithstanding the foregoing, in the event that Merger Sub shall acquire at least 90% of the outstanding Shares, the Company agrees, subject to Article VIII, to take, at the request of Merger Sub, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

                7.4. Filings; Other Action. (a) Subject to the terms and conditions herein provided, the Company and Purchaser shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and the filings and submissions required to be made in order to obtain the other Regulatory Approvals with respect to the Offer and the Merger; and (ii) use all commercially reasonable best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or advisable under applicable laws and regulations to consummate and make effective the other transactions contemplated by this Agreement as soon as practicable, including, but not limited to, cooperating in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act, all other documentation to effect all other necessary applications, notices, petitions, filings and other documents and any amendments to any of the foregoing as soon as practicable. Each party hereto shall use all commercially reasonable best efforts to obtain as soon as practicable all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to Contracts with the Company and its subsidiaries as are necessary or advisable for the consummation of the other transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger; provided, however, that nothing in this Section 7.4 shall require, or be construed to require, Purchaser to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any material assets, businesses, or interest in any material assets or businesses of Purchaser, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses; provided, further, that nothing in this Section 7.4 shall require, or be construed to require, a proffer or agreement that would, in the good faith judgment of Purchaser, be reasonably likely to have a material adverse effect on the benefits to Purchaser of the transactions contemplated by this Agreement. Subject to any applicable law, ordinance, regulation, judgment, order, decree, arbitration award, license or permit of any Governmental Entity relating to the exchange of information, Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Purchaser or the Company, as the case may be, and any of their respective affiliates, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Purchaser shall act reasonably and as promptly as practicable.

                (b) The Company and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser or the Company, as the case may be, or any of their subsidiaries, from any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust law.

                7.5. Access. Subject to the provisions of the Confidentiality Agreement, upon reasonable notice, the Company shall (and shall cause its subsidiaries to) afford Purchaser's officers, employees, counsel, lenders, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the earlier of (i) termination of this Agreement and (ii) the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its Representatives may reasonably request, provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. Upon any termination of this Agreement, Purchaser will destroy or collect and deliver to the Company all documents obtained by it pursuant to this Section 7.5 or any of its Representatives then in their possession and any copies thereof.

                7.6. Notification of Certain Matters. The Company shall give prompt notice to Purchaser of: (a) any notice of, or other communication relating to, any environmental matter, default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or any of its subsidiaries is a party or is subject; and (b) the occurrence of a Material Adverse Effect or any event that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                7.7. Publicity. The initial press release relating to the transactions contemplated hereby shall be a joint press release and thereafter the Company and Purchaser each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system.

                  7.8 Options and Benefits. (a) Stock Options. At the Effective Time each stock option outstanding pursuant to the Stock Plans ("Option"), whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration and the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option (the "Option Consideration"); provided, however, that each Option outstanding as of the date hereof held by any member of the Company's Board of Directors who resigns upon Purchaser's request pursuant to Section 4.2 shall be deemed to be outstanding at the Effective Time and shall be entitled to be exchanged for the Option Consideration whether or not such Option has terminated as a result of such resignation unless such Option has been exercised or has otherwise expired pursuant to the terms of the Option grant prior thereto. Prior to the Effective Time, the Company shall take such actions as may be necessary to effectuate such cancelation. The Surviving Corporation shall pay as soon as practicable following the Effective Time the Option Consideration, but in any event within five days following the Effective Time. The cancelation of an Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option, and any required consents received from Option holders shall so provide.

                  (b) Employee Benefits. Purchaser agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with benefits under employee benefit plans (other than plans involving the potential issuance of securities of the Company, any of its subsidiaries or of any of the Purchaser Companies) that in the aggregate are substantially comparable to those currently provided by the Company to such employees, provided that employees covered by collective bargaining agreements need not be provided such benefits. Following the Effective Time, Purchaser shall cause service by employees of the Company to be taken into account for purposes of eligibility to participate and vesting under any benefit plans of Purchaser or its subsidiaries (including the Surviving Corporation) which cover such employees, to the same extent such service was counted under a similar plan of the Company. From and after the Effective Time, Purchaser shall (i) cause to be waived any pre-existing condition limitations under benefit plans of Purchaser or its subsidiaries in which employees of the Company participate, to the same extent waived under the Company's benefit plans and (ii) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents under the Company's benefit plans during the portion of the calendar year prior to their participation in the benefit plans provided by Purchaser and its subsidiaries. Purchaser shall cause the Surviving Corporation to honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans accrued as of the Effective Time and all employee severance plans and all employment or severance agreements set forth in Schedule 6.1(i)(i).

                Section 7.9 Indemnification; Directors' and Officers' Insurance.
(a) The Certificate shall contain the provisions with respect to indemnification set forth in Article X of the Certificate on the date of this Agreement and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time. From and after the Effective Time, Purchaser agrees that it will, to the fullest extent that the Company would have been permitted under Delaware law (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law), the Certificate in effect on the date hereof to indemnify such person, indemnify and hold harmless the individual named in Schedule 7.9 (the "Individual") and each present and former director and officer of the Company, determined as of the Effective Time (collectively with the Individual, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, solely by reason of the fact that such person is or was a director or officer of the Company, as the case may be, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement (and, in the case of the Individual, without regard to whether the Individual is or was a director or officer of the Company but only in respect of any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time.

                (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.9, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, but failure to so notify will not relieve Purchaser of liability except to the extent Purchaser is materially adversely affected thereby. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right, within a reasonable time following the notification of Purchaser by the Indemnified Person of such claim, action, suit, proceeding or investigation (but in any event within 30 days following such notification) to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that, in such counsel's reasonable judgment, there are issues that constitute conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Parties, or the Indemnified Parties have substantial defenses available to them that are not available to Purchaser, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Purchaser shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; and provided further that Purchaser shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                (c) Prior to the Effective Time, Purchaser shall cause the Company to purchase tail insurance coverage extending the Company's existing officers' and directors' liability insurance for a period of six years after the Effective Time for a premium not to exceed $250,000 in the aggregate.

                7.10. Takeover Statutes. If any Takeover Statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                7.11. Warrants. As of the Effective Time, each Warrant that is outstanding at the Effective Time will be exchanged for, and the holders of each such Warrant will be entitled to receive at the Closing (or thereafter, if necessary) upon surrender of such Warrant for cancellation, cash equal to (a) the product of (i) the excess, if any, of the Merger Consideration over the exercise price of each such Warrant, multiplied by (ii) the number of Shares covered by such Warrant. Purchaser and the Company shall take all action necessary to give effect to this Section 7.11.

                                  ARTICLE VIII

                                   Conditions

                8.1. Conditions to Obligations of Purchaser and Merger Sub. The respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

                  (a) Stockholder Approval. If required by the DGCL, this Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law, the Certificate and the Company's bylaws;

                  (b) Purchase of Shares. Merger Sub (or one of the Purchaser Companies) shall have purchased Shares pursuant to the Offer;

                  (c) Litigation. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes material restrictions on Purchaser or the Company in connection with consummation of the Merger or with respect to their respective business operations, either prior to or subsequent to the Merger (collectively, an "Order"); and

                  (d) Other Obligations. The Company shall have fulfilled its obligations under Section 7.8 and the representations set forth in Section 6.1(l) and 6.1(m) shall be true and correct.

                  (e) Tax Withholding. The Company shall have delivered to Purchaser and Merger Sub a written statement, dated not more than 30 days prior to the Effective Time, certifying that the Shares are not a U.S. real property interest within the meaning of Section 897(c) of the Code. Such written statement shall comply with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3).

                  8.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                  (a) Stockholder Approval. If required by the DGCL, this Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law, the Certificate and the Company's bylaws;

                  (b) Purchase of Shares. Merger Sub (or one of the Purchaser Companies) shall have purchased Shares pursuant to the Offer; and

                  (c) Order. There shall be in effect no Order.


                                   ARTICLE IX

                                   Termination

                  9.1. Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

                  9.2. Termination by either Purchaser or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Board of Directors of either Purchaser or the Company if (i) Merger Sub, or any Purchaser Company, shall have terminated the Offer without purchasing any Shares pursuant thereto; or (ii) the Merger shall not have been consummated by December 1, 1999 whether or not such date is before or after the approval by holders of Shares; or (iii) if required, following the purchase of Shares in the Offer, the approval of stockholders required by
Section 8.1(a) shall not have been obtained at a meeting duly convened therefor; or (iv) any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either the Company, any of its subsidiaries or Purchaser, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to
Section 9.2(i), (ii) or (iii) shall not be available to any party whose failure to perform any obligation under this Agreement has been the cause of, or resulted in, the failure of Merger Sub to purchase Shares pursuant to the Offer on or prior to such date.

                9.3. Termination by Purchaser. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Purchaser, if:

                (a) the Company shall have breached or failed to perform in any material respect any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to the Effective Time, or any representation or warranty of the Company set forth in this Agreement shall have been inaccurate or incomplete when made; or

                (b) the board of directors of the Company (or a committee thereof) shall have amended, modified or withdrawn in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or the Board of Directors of the Company, upon request by Purchaser, shall have failed to publicly reaffirm such approval or recommendation within ten business days of such request by Purchaser, or shall have endorsed, approved or recommended any other Acquisition Proposal without terminating this Agreement pursuant to Section 9.4(a), or shall have resolved to do any of the foregoing; or

                (c) the Company shall have entered into any agreement, letter of intent or agreement in principle with respect to any other Acquisition Proposal and shall have theretofore failed to terminate this Agreement pursuant to
Section 9.4(a); or

                (d) the Company, any of its subsidiaries or any of the other persons or entities described in Section 7.2 as officers, directors, employees, representatives or agents of the Company or of any of its subsidiaries shall take any of the actions that would be proscribed by Section 7.2 but for the exception therein allowing certain actions to be taken pursuant to the proviso of the second sentence thereof.

                9.4 Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, before or after the approval by holders of

Shares by action of the Board of Directors of the Company, if:

                (a) (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (iii) Purchaser does not make, within five calendar days of receipt of the Company's written notification of its intention to enter into such an agreement, an offer to acquire the Shares or the Company for consideration equal to or greater than the fair market value (based, if applicable, on market prices on the business day prior to such offer) of the consideration per Share payable pursuant to such Superior Proposal. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) of the previous sentence until at least the sixth calendar day after it has provided the written notice to Purchaser required thereby and (y) to notify Purchaser promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification; or

                (b) Purchaser shall have breached or failed to perform in any material respect any of the covenants or agreements contained in this Agreement to be complied with or performed by Purchaser at or prior to the second business day prior to the expiration of the Offer, or any representation or warranty of Purchaser set forth in this Agreement shall have been inaccurate or incomplete when made; or

                (c) Merger Sub shall have failed to commence the Offer within the time required in Section 1.1.

                9.5. Effect of Termination and Abandonment. (a) In the event of the termination of this Agreement pursuant to this Article IX, no party hereto (or any of its directors or officers, employees, agents or advisors) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 10.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                (b) If (i)(x) the Offer shall have remained open for a minimum of at least 20 business days, (y) after the date hereof any corporation, partnership, person or other entity or group (as described in Section 13(d)(3) of the Exchange Act) other than Purchaser and Merger Sub, any affiliate or associate of Purchaser and Merger Sub or any designees of Purchaser and Merger Sub shall have become the beneficial owner of 9.9% or more of the outstanding Shares or shall have publicly announced a proposal or intention to make an Acquisition Proposal or shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for 9.9% or more of the outstanding Shares, and (z) the Minimum Condition (as defined in Annex A) shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder or pursuant to Section 9.2(iii), or (ii) this Agreement is terminated by Purchaser pursuant to Section 9.3, or (iii) this Agreement is terminated by the Company pursuant to Section 9.4(a), then the Company (p) shall promptly, but in no event later than two days after the date of such termination, pay Purchaser a termination fee of $4,000,000 payable by wire transfer of same day funds, and (q) shall promptly, but in no event later than two calendar days after being notified of such by Purchaser, pay all of the charges and expenses incurred by Purchaser or Merger Sub in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $1,000,000; provided, however, that no termination fee shall be payable to Purchaser by reason of Section 9.5(b)(i) or a termination of this Agreement pursuant to Section 9.3(d) or 9.4(a) unless and until (I) any person or entity (other than Purchaser) (an "Acquiring Party") has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within 24 months of such termination, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company or (II) there has been consummated a merger, consolidation or similar business combination between the Company and an Acquiring Party or an affiliate thereof. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Purchaser or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Purchaser or Merger Sub its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.


                                    ARTICLE X

                            Miscellaneous and General

                  10.1. Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

                  10.2. Survival. The agreements of the Company, Purchaser and Merger Sub contained in Sections 5.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 5.3, 5.4, 7.8, 7.9, 7.10, 10.1 and 10.6 through 10.13 and the Confidentiality Agreement shall survive the consummation of the Merger. The agreements of the Company, Purchaser and Merger Sub contained in Sections 9.5, 10.1 and 10.6 through 10.13 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

                  10.3. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                  10.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                  10.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                10.6. Governing Law

                (a) GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND
(iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

                10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, if to Purchaser or Merger Sub, addressed to Purchaser or Merger Sub, as the case may be, at Solvay Pharmaceuticals, Inc., 901 Sawyer Road, Marietta, Georgia 30062, Attention: Jeffrey D. Linton, facsimile number: (770) 578-5749 (with a copy to Earl D. Weiner, Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, facsimile number: (212) 558-3588); and if to the Company, addressed to the Company at Unimed Pharmaceuticals, Inc., 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089, Attention: Robert E. Dudley, Ph.D, facsimile number: (847) 541-2533 (with a copy to Kurt W. Florian, Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661, facsimile number: 312-902-1061), or to such other persons or addresses as may be designated in writing by the party to receive such notice.

                10.8. Severability. It is the intention of the parties that if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                10.9. Entire Agreement, etc. This Agreement (including the disclosure schedules and any exhibits or Annexes hereto) and the Confidentiality Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Purchaser may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

                10.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for Section 7.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                10.11. Definition of "Subsidiary". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

                10.12. Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

                10.13. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                               UNIMED PHARMACEUTICALS, INC.


                                               By: /s/ Robert E. Dudley
                                                  ------------------------------
                                                  Name: Robert E. Dudley
                                                  Title: President and CEO


                                               SOLVAY PHARMACEUTICALS, INC.


                                               By: /s/ Robert A. Solheim
                                                  ------------------------------
                                                  Name: Robert A. Solheim
                                                  Title: Vice President, Finance
                                                         and Administration


                                               UTAH ACQUISITION CORPORATION


                                               By: /s/ Harold H. Shlevin
                                                  ------------------------------
                                                  Name: Harold H. Shlevin
                                                  Title: President

                                                                         ANNEX A


                  Certain Conditions of the Offer. The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of, any tendered Shares, or may, in its sole discretion, subject to the Agreement, terminate or amend the Offer as to any Shares not then paid for if, (i) prior to the expiration of the Offer, (x) a number of Shares which, together with any Shares owned by Purchaser, Merger Sub and the Purchaser Companies, constitutes more than 50% of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or in connection with a merger shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (y) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any material approval, permit, authorization or consent of any Governmental Entity shall not have been obtained on terms satisfactory to the Purchaser in its reasonable discretion, or (ii) on or after June 11, 1999, and at or before the time of acceptance for payment for any of such Shares, any of the following events shall occur:

                  (a) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, Inc. or the Nasdaq Stock Market's National Market System or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (other than any declaration of war resulting from the current conflict in Yugoslavia), (iv) any limitation (whether or not mandatory) by any Governmental Entity, on, or any other event which might affect, the extension of credit by banks or other lending institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                  (b) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Agreement, or any representation or warranty of the Company set forth in the Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

                  (c) there shall have been threatened or instituted or be pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court or other Governmental Entity by any Governmental Entity or by any other Person, domestic or foreign: (i) challenging the acquisition by Purchaser or Merger Sub of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger or other subsequent business combination, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger or other subsequent business combination; (ii) seeking to prohibit, or impose any material limitations on, Purchaser's or Merger Sub's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates), or to compel Purchaser or Merger Sub to dispose of or hold separate all or any portion of Purchaser's or Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates) as a result of the transactions contemplated by the Offer or the

         Merger or other subsequent business combination; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Merger Sub unable to, or result in a delay in, or restrict, the ability of Merger Sub to, accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Purchaser or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; (v) seeking to impose material restrictions on Purchaser or the Company in connection with consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger; (vi) in connection with which there is filed on or subsequent to the date of the Merger Agreement any motion, order to show cause or other request for relief seeking to impose, create, place or construe any lien, claim, charge, security interest, constructive trust, restriction, covenant or other encumbrance of any kind on, or with respect to, a material number of Shares or any securities of the Surviving Corporation, or in connection with which Purchaser, Merger Sub, the Company or any of their respective affiliates (other than nonemployee directors of the Company) shall have received a notice, claim or demand on or subsequent to the date of the Merger Agreement; or (vii) that, in any event, in the sole judgment of Purchaser, is reasonably likely to have a Material Adverse Effect or a material adverse effect on the business, properties, results of operation or financial condition of Purchaser (or any of its affiliates);

                  (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed by a Governmental Entity or become applicable to the Offer or the Merger or other subsequent business combination, or any Action shall be instituted or pending brought by any person or entity not on behalf of a Governmental Entity, or any other action shall have been taken, proposed or threatened, by any court or other Governmental Entity other than the application to the Offer or the Merger or other subsequent business combination of waiting periods under the HSR Act, that, in the sole judgment of Purchaser, is reasonably likely, directly or indirectly, to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (vii) of paragraph (c) above;

                  (e) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another corporation, partnership, person, other entity or group (as described in Section 13(d)(3) of the Exchange Act) other than Purchaser or Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person"), including the Company and its subsidiaries, or it shall have been publicly disclosed or the Purchaser shall have learned that (i) any Person (including the Company and its subsidiaries) shall have become the beneficial owner (as defined in
         Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 9.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any Person shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for 9.9% or more of the outstanding Shares or a merger, consolidation or other business combination with or involving the Company;

                  (f) there shall have occurred a Material Adverse Effect or any event or occurrence, or series of events or occurrences that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect;

                  (g) the Board of Directors of the Company (or any committee thereof) shall have amended, modified or withdrawn in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, the Agreement or the Merger, or, upon request by Purchaser or Merger Sub, shall have failed to publicly reaffirm such approval or recommendation within ten business days of such request by Purchaser or Merger Sub, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing;

                  (h) all Shares of which any member of the Company's Board of Directors, or any trust with which any such member or such member's spouse is affiliated, is a record holder or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) as of June 4, 1999 shall not have been validly tendered into the Offer prior to the seventeenth business day following the Commencement Date, or any such Shares shall have been withdrawn from the Offer; or

                  (i) the Agreement shall have been terminated by the Company or Purchaser or Merger Sub in accordance with its terms or Purchaser or Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares which, in the sole judgment of Purchaser and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

                 The foregoing conditions other than the Minimum Condition are for the sole benefit of Purchaser and Merger


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
Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub not in violation of this Agreement) giving rise to such condition or may be waived (other than the Minimum Condition) by Purchaser or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.



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